                                                                     Exhibit (d)

                                   ESCROW AGREEMENT


    AGREEMENT made as of this 10th day of October, 1997, among Advanced Technology Materials, Inc., a Delaware corporation ("Buyer"), Lawrence Semiconductor Laboratories, Inc., an Arizona corporation ("LSL"), Welk Acquisition Corporation, a Delaware corporation ("the Company"), ATMI, Inc. (f/k/a ATMI Holdings, Inc.), a Delaware corporation ("Holdings"), Security Trust Company (the "Escrow Agent"), and Lamonte H. Lawrence, solely in his capacity as representative of the holders of LSL's common stock (the "Representative").

    WHEREAS, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") between Buyer, the Company, Holdings and LSL dated as of May 17, 1997, as amended by that certain First Amendment to Agreement and Plan of Merger dated as of the 6th day of June, 1997, and that certain Second Amendment to Agreement and Plan of Merger dated as of the 30th day of July, 1997, a copy of which has been delivered to the Escrow Agent, the Company is contemporaneously with the execution of this Agreement being merged into LSL (the "Merger") and the outstanding shares of LSL common stock are being exchanged for shares of Buyer's common stock, or Holdings' common stock, if the closing of the transactions contemplated by the Agreement and Plan of Merger and Exchange dated April 7, 1997, by and among Buyer, Holdings, Advanced Delivery & Chemical Systems Nevada, Inc., and others (the "ADCS Merger"), shall occur on or before the Effective Time of the Merger (as defined in the Merger Agreement); and

    WHEREAS, pursuant to the Merger Agreement, the Indemnification Escrow
Shares shall be deposited in escrow and subsequently distributed as contemplated in Article III of the Merger Agreement and in this Agreement; and

    WHEREAS, the holders of LSL's common stock ("Shareholders") have agreed to indemnify Buyer, the Company and the other Indemnitees and provide for certain other payments to Buyer to the extent and in the manner provided in the Merger Agreement through an Indemnification Escrow to be established hereunder consisting of a portion of the Purchase Price (as defined in the Merger Agreement); and

    WHEREAS, the Escrow Agent is willing to act as Escrow Agent hereunder.

    NOW, THEREFORE, in order to induce Buyer, Holdings, and the Company to consummate the transactions contemplated by the Merger Agreement and in consideration of the premises and mutual covenants and agreements hereinafter set forth, and of other good and valuable considerations, the parties hereto hereby agree as follows:

    1. Effectiveness of Agreement. The terms and provisions of this Agreement shall not become effective unless and until the Company is merged into LSL in accordance with the terms of the Merger Agreement. In the event that the Merger is consummated in accordance with the Merger Agreement then, at the Effective Time of the Merger (as defined in the Merger Agreement), the following terms and provisions shall, without further act on the part of any of the parties hereto, become effective and enforceable in accordance with their terms.

All capitalized terms not otherwise defined herein shall have the meaning ascribed to each such term in the Merger Agreement.

    2.   Establishment of the Indemnification Escrow.

         (a) At the Effective Time, Buyer shall deliver irrevocably to the Escrow Agent certificates evidencing the Indemnification Escrow Shares. The Indemnification Escrow shall include the Indemnification Escrow Shares so deposited, any Escrow Adjustment, any interest, dividends or earnings thereon from time to time held in the Indemnification Escrow by the Escrow Agent pursuant to the terms hereof, and any additional shares of Buyer Common Stock of which the Shareholders may acquire ownership by reason of a stock split, stock dividend or other recapitalization of the Indemnification Escrow Shares, and any securities which are issued in exchange for or in replacement of the Indemnification Escrow Shares (such amounts being referred to collectively as the "Escrow Fund"). The Escrow Fund shall be held and disbursed by the Escrow Agent in escrow subject to the terms and conditions hereinafter set forth and the terms and conditions set forth in the Merger Agreement. The Escrow Agent agrees not to commingle the Escrow Fund with any other funds held by the Escrow Agent.

         (b) The parties hereto agree that the Shareholders shall be treated as the owners of the shares of Buyer Common Stock comprising the Escrow Fund, excluding any funds disbursed pursuant to the provisions hereof or the Merger Agreement, and shall file all of their respective returns, reports and similar information in a manner consistent with such ownership. The Representative, on behalf of the Shareholders, shall be responsible for any tax liability and tax reporting obligations attributable to the placement of the Indemnification Escrow Shares in the Escrow Fund and the payment of any interest or other amounts payable with respect to the Escrow Fund. The Representative, on behalf of the Shareholders, agrees to provide the Escrow Agent with executed Forms W-9 or W-8, as applicable.

    3.   Representative of the Shareholders.

         From and after the establishment of the Indemnification Escrow, as provided in Section 2 hereof, the Shareholders shall be represented hereunder by the Representative. In the event that the Representative shall die or resign or otherwise terminate his status as such, his successor shall be selected by the vote or written consent of not less than a majority in interest of the Shareholders. The Representative is authorized to act on behalf of the Shareholders as provided in this Agreement and the Merger Agreement without further authority from the Shareholders. The Representative shall not be entitled to be compensated for acting as Representative hereunder. Notwithstanding anything herein to the contrary, the appointment or selection of or granting of authority to the Representative shall not impair the right of any Shareholder to exercise such Shareholder's right to vote any share of Buyer Common Stock (or Holdings' Common Stock, if the closing of the transactions contemplated by the ADCS Merger shall occur on or before the Effective Time of the Merger) owned by such Shareholder.

    4. Investment of Escrow Funds. The Escrow Agent shall, except to the extent that amounts in the Indemnification Escrow are required to satisfy a claim for payment, invest all cash dividends included in the Escrow Fund in Authorized Investments. "Authorized Investments" shall mean (a) direct obligations of the United States of America (including certificates or other instruments evidencing ownership interests in such obligations) or obligations the timely payment of the principal and interest on which are fully guaranteed by the United States of America or any daily or weekly withdrawal money market fund investing solely in such obligations or interest bearing demand or time deposits and banker's acceptance in any bank (including the Escrow Agent and its affiliates) which is rated one of the two highest rating categories by Moody's or Standard & Poors. The Escrow Agent shall hold all monies collected on account of interest earnings in the Indemnification Escrow and such earnings shall become part of the Escrow Fund.

    5.   Claims Against the Escrow Fund.

         (a) If and whenever Buyer, acting on its behalf or on behalf of the Company or any other Indemnitee, shall claim indemnification or other payment in respect of a liquidated claim to be satisfied out of the Indemnification Escrow pursuant to the Merger Agreement, Buyer shall promptly send written notice of the same to the Escrow Agent and the Representative (or his successor, as provided above). Such notice shall state the basis for such claim including a brief description of the facts upon which such claim is based and the amount thereof. In the event of an unliquidated claim pursuant to the Merger Agreement, Buyer shall provide written notice to the Representative and the Escrow Agent of the unliquidated claim, including a brief description of the facts upon which such claim is based and a demand for a reserve amount to be created in respect of such claim. Any claim that is unliquidated shall not be paid, but the Escrow Agent shall set aside Buyer Common Stock valued at the Average Closing Price equal to such claim within the Escrow Fund to address such claim until such claim is fully liquidated. If the Representative shall object to any such claim, he shall send written notice of his objection to the Escrow Agent within thirty
(30) days after Buyer's delivery of its notice as aforesaid. If no objection to such claim shall have been received by the Escrow Agent within thirty (30) days after delivery to it of Buyer's notice, the Representative, on behalf of the Shareholders, shall be deemed to have acknowledged the correctness of such claim for the full amount thereof and the Escrow Agent shall transfer to Buyer as provided in the following sentence on behalf of the claiming party out of the Indemnification Escrow an amount (pro rata from the account of each Shareholder) equal to the amount of such claim. Transfer to Buyer of the funds shall be made, in the case of a liquidated claim, promptly following such thirty-day period, or, in the case of an unliquidated claim, promptly following the date upon which the claim is fully liquidated. For the purpose of this paragraph (a), the term "delivery" shall mean, in the case of notices sent by mail, the time at which such notice is mailed, in the case of notices delivered personally, the time at which such notice is delivered and, in the case of notices sent by telecopy, the time at which such notice is sent. Adjustments pursuant to Section 3.5 of the Merger Agreement shall be determined, and paid in accordance with the procedures set forth in the Merger Agreement.

         (b) Notwithstanding the foregoing, no amount will be paid pursuant to a written claim notice for indemnification pursuant to Article X of the Merger Agreement (with respect to either a liquidated or unliquidated claim) unless, and then only to the extent that, the aggregate amount of Losses sustained by Indemnitees as a group and as to which written claim notices have been given by Buyer to the Escrow Agent exceeds Two Hundred Fifty Thousand Dollars ($250,000) (taking into account any reduction of prior noticed claims resulting from the dispute resolution procedures of paragraph (c) below).

         (c) If the Representative shall timely notify the Escrow Agent in writing of his good faith objection to a claim of indemnification or other payment or a demand for the creation of reserve for any unliquidated claim (or the amount thereof), the Escrow Agent shall hold the disputed amount of funds in the Indemnification Escrow until the rights of the Shareholders and the claiming party or parties with respect thereto have been agreed upon between the Representative and the claiming party or parties. In the event such an agreement is reached, the claiming party or parties shall request Buyer to provide to the Escrow Agent a written notice signed by the Representative acknowledging that such agreement has been reached and authorizing the Escrow Agent to release funds having a value equal to the agreed amount specified in the notice in the same manner set forth for undisputed claims as provided in paragraph (a) hereof. If no such agreement has been reached, either the claiming party or parties or the Representative may, not earlier than thirty (30) days after the date of the initial claim notice, submit the dispute to confidential, binding arbitration in New York, New York, before a panel of three (3) arbitrators, one (1) each to be selected by the Buyer and the Representative, and the third to be selected by the other two (2) arbitrators pursuant to the procedures and rules for commercial arbitration of the American Arbitration Association. The Escrow Agent may rely on the order or other determination of any such arbitrators. If such arbitrators shall determine that any part of the Indemnification Escrow is to be delivered to a claiming party or parties or is to be set aside in a reserve for any unliquidated claim, the Escrow Agent shall promptly following receipt of a copy of such determination establish such reserve or deliver to such claiming party or parties the lesser of (i) the amount of the claim or claims as awarded to be satisfied, subject to the limitation set forth in paragraph (a) above, or
(ii) the entire amount remaining in the Indemnification Escrow. Any disputed amounts not awarded shall promptly be transferred to the unreserved portion of the Indemnification Escrow. Buyer and the Representative shall bear their respective costs and expenses of any such arbitration.

         (d) On and after the Termination Date, the Escrow Agent shall distribute to the Shareholders on a pro rata basis all remaining unreserved amounts in the Indemnification Escrow less an amount equal to the dollar amount of all claims (i) that are then-payable liquidated claims, (ii) for which a reserve established pursuant to paragraph (a) above then exists, or (iii) that are still in process of resolution pursuant to paragraph (c) hereof. No new claims for indemnification under Section 10.1 of the Merger Agreement may be brought after the Termination Date. Notwithstanding the foregoing or anything in this Agreement to the contrary, no claim seeking indemnification from the Shareholders or the Indemnification Escrow may be brought after the date of issuance of the first independent audit report with respect to the financial statements of the Buyer (or Holdings, if the closing of the transactions contemplated by the ADCS Merger Agreement shall occur on or before the Effective
Time) after the Effective Time if such claim is of a type expected to be encountered in the course of an audit performed in accordance with generally accepted auditing standards.

         (e) After the Termination Date, (i) as each matter referred to in paragraph (d) hereof is resolved or otherwise concluded and (ii) as each undisputed liquidated claim under paragraph (a) which remains unliquidated as of the Termination Date is liquidated, the Escrow Agent shall distribute to the Shareholders their respective pro rata portion of the Escrow Fund then determined by the Escrow Agent to be free of any rights of any Indemnitee.

         (f) To the extent that the Indemnitees make a claim against the Escrow Fund pursuant to this Agreement, and such claim is paid in shares of Buyer Common Stock, then for purposes of such payment, the shares of Buyer Common Stock (or Holdings' Common Stock, if the closing of the transactions contemplated by the ADCS Merger shall occur on or before the Effective Time of the Merger) shall be valued at the Average Closing Price.

    6.   Termination of Escrow.

         (a) The Indemnification Escrow provided for hereunder shall terminate upon written notification by Buyer to the Escrow Agent that the Shareholders' indemnity obligation under Article X of the Merger Agreement has been satisfied or waived by Buyer. Such written notification shall be provided by Buyer to the Escrow Agent as soon as practicable after the date which is one year after closing.

         (b) Upon such notice, the Escrow Agent shall pay over the Escrow Fund, if any, to the Shareholders as their respective interests may appear.

    7.   Escrow Agent.

         (a) The Escrow Agent shall be entitled to receive compensation for its services as Escrow Agent. Such compensation shall be paid by Buyer.

         (b) The Escrow Agent's duties and responsibilities shall be limited to those expressly set forth in this Escrow Agreement and in the Merger Agreement, and it shall not be subject to, or obliged to recognize, any other agreement between the parties hereto even though reference thereto may be made herein; provided, however, that with the Escrow Agent's written consent, this Escrow Agreement may be amended at any time or times by an instrument in writing signed by or on behalf of Buyer, the Company (or after the merger, Surviving Corporation), the Representative and the Escrow Agent. The Escrow Agent may withhold such consent only if such amendment would adversely affect the rights or liabilities of the Escrow Agent.

         (c) The Escrow Agent is authorized, in its reasonable discretion, to disregard any and all notices or instructions given by any of the parties hereto or by any other person, firm or corporation, except only (i) such notices or instructions as are herein or in the Merger Agreement specifically provided for, and (ii) orders or process of any court with jurisdiction. If any property in the Indemnification Escrow is at any time attached, garnished or levied upon or under any court order or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then, and in any of such events the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it; and if it complies with any such order, writ, judgment or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

         (d) The Escrow Agent shall not be personally liable for any act taken or omitted hereunder if taken or omitted by it in good faith. In taking any action whatsoever hereunder, the Escrow Agent shall be protected in relying upon any notice, paper or other document reasonably believed by it to be genuine, or upon any evidence reasonably deemed by it to be sufficient. The Escrow Agent may consult with counsel in connection with its duties hereunder and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel. It shall also be fully protected in relying upon any written notice, demand, certificate or document which it in good faith believes to be genuine. The Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of documents now or hereafter deposited hereunder, nor shall it be responsible or liable in any respect on account of the identity, authority or rights of the persons executing and delivering or purporting to execute or deliver any such document.

         (e) If the Escrow Agent believes it to be reasonably necessary to consult with counsel concerning any of its duties in connection with this Escrow Agreement, or in case it becomes involved in litigation on account of being Escrow Agent hereunder or on account of having received property subject hereto, then in either case, the Escrow Agent's costs, expenses, and reasonable attorneys' fees shall be paid by Buyer.

         (f) Buyer and Shareholders hereby indemnify and hold harmless the Escrow Agent from and against any and all Losses which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Agreement or any transaction to which this Agreement relates unless such action, claim or proceeding is the result of the gross negligence or willful misconduct of the Escrow Agent, provided, however, that one-half of Buyer's obligation hereunder shall be satisfied out of the Indemnification Escrow to the extent thereof.

         (g) By its execution and delivery of this Escrow Agreement, the Escrow Agent acknowledges that its terms and provisions are acceptable and it agrees to carry out the provisions hereof and in the Merger Agreement on its part to be performed.

    8. Resignation, Removal of Escrow Agent. The Escrow Agent may at any time resign by giving sixty (60) days' written notice of resignation to the Representative and Buyer. The Representative and Buyer may jointly at any time remove the Escrow Agent by giving written notice to the Escrow Agent. If the Escrow Agent shall resign or be removed, a successor Escrow Agent, which shall be a bank, trust company or other financial institution satisfactory to both Buyer and the Representative, shall be appointed by written instrument executed and delivered by both Buyer and the Representative to the Escrow Agent and to such successor Escrow Agent and, upon the resignation or removal of the predecessor Escrow Agent, the successor Escrow Agent shall, without any further act, deed or conveyance, become vested with all the right, title and interest to all property held hereunder, of such predecessor Escrow Agent; but nevertheless such predecessor Escrow Agent shall, on the written request of the Representative, Buyer or such successor Escrow Agent execute and deliver to such successor Escrow Agent an instrument transferring to such successor Escrow Agent all right, title and interest hereunder in and to the property in the Indemnification Escrow and all other rights hereunder, of such predecessor Escrow Agent. If no successor Escrow Agent has been appointed at the end of sixty (60) days after notice of resignation by the Escrow Agent, the Escrow Agent hereunder may seek relief from a court of competent jurisdiction, in interpleader proceedings in which Buyer and the Representative shall be joined as parties.

    9. Governing Agreement; Amendments. The Escrow Agent hereby acknowledges receipt of a copy of the Merger Agreement. As between the Escrow Agent, on the one hand, and the other parties hereto, on the other hand, this Escrow Agreement together with the applicable provisions of the Merger Agreement constitutes the entire agreement with respect to the subject matter herein. Representative, and Buyer and the Company agree to make such amendments herein as may be necessary to reconcile any conflict between the terms hereof and the Merger Agreement. No change in, addition to, or waiver of the terms and conditions hereof shall be binding upon any of the parties hereto unless approved in writing by the other parties hereto.

    10. Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telecopy or mailed by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    -    If to LSL, to:

         Lawrence Semiconductor Laboratories, Inc.
         2300 West Huntington Drive
         Tempe, Arizona  85282
         Attention: Lamonte H. Lawrence, President
         Telecopy Number: (602) 464-5941

         with a copy to:

         Polese Pietzsch, Williams & Nolan, P.A.
         2702 North Third Street Suite 3000
         Phoenix, Arizona 85004-4607
         Attention: Michael E. Pietzsch; Patricia E. Nolan
         Telecopy Number: (602) 279-5107

    - If to Buyer, the Company (or the Surviving Corporation), or any other Indemnitee, to:

         Advanced Technology Materials, Inc.

         7 Commerce Drive
         Danbury, Connecticut 06810
         Attention: Daniel P. Sharkey
         Facsimile Number: (203) 792-8040

         with a copy to:

         Shipman & Goodwin, LLP
         One American Row
         Hartford, Connecticut 06103
         Attention: Frank Marco, Esq.
         Facsimile Number: (860) 251-5900

    -    If to Escrow Agent, to:

         Security Trust Company
         2525 East Camelback Road
         Phoenix, Arizona, 85016

    -    If to Representative, to

         Lamonte H. Lawrence
         100 Sir Francis Drake Blvd.
         Ross, California  94957
         Facsimile Number:  (415) 456-0949

         and a copy to:

         Polese, Pietzsch, Williams & Nolan, P.A.
         2702 North Third Street, Suite 3000
         Phoenix, Arizona 85004-4607
         Attention: Michael E. Pietzsch; Patricia E. Nolan
         Telecopy Number: (602) 279-5107

    11. Binding Effect. This Escrow Agreement shall be binding upon and inure to the benefit of the parties, their successors, heirs and assigns.

    12. Counterparts. This Escrow Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

    IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement the day and year first above written.

Attest:                      ADVANCED TECHNOLOGY MATERIALS, INC.



/s/ Kathleen A. Ellis        By: /s/ DANIEL P. SHARKEY
----------------------           ---------------------
                             Title: Vice President, Chief Financial Officer,
                                    Treasurer
                                    ---------------------------------------


Attest:                      WELK ACQUISITION CORPORATION



/s/ Kathleen A. Ellis        By: /s/ DANIEL P. SHARKEY
----------------------           ---------------------
                             Title: President, Treasurer, Secreatary
                                    --------------------------------

Attest:                      ATMI, INC.



                             By: /s/ DANIEL P. SHARKEY
                                 ---------------------
                             Title: Treasurer, Secretary
                                    --------------------

Attest:                      LAWRENCE SEMICONDUCTOR LABORATORIES, INC.



/s/ Kathleen A. Ellis        By: /s/ LAMONTE H. LAWRENCE
-----------------------         -----------------------
                             Title: President, CEO
                                   ---------------

Attest:                      SECURITY TRUST COMPANY


                             By: /s/
-----------------------         ---------------------------
                             Title: President
                                   ------------------------
                             /s/ LAMONTE H. LAWRENCE
                             -----------------------
                             Lamonte H. Lawrence, solely in his capacity as representative